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                                                                  Exhibit 23

INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in The AES Corporation's Registration Statement No. 33-44498 on Form S-8, Registration Statement No. 33-49262 on Form S-8, Registration Statement No. 333-26225 on Form S-8, Registration Statement No. 333-28883 on Form S-8, Registration Statement No. 333-28885 on Form S-8, Registration Statement No. 333-38535 on Form S-8, Registration Statement No. 33-95046 on Form S-3, Registration Statement No. 333-81953 on Form S-3, Registration Statement No. 333-83767 on Form S-3/A, and Registration Statement No. 333-30352 on Form S-8, of our report dated February 3, 2000 (February 22, 2000, as to the last paragraph of Note 2) appearing in this Annual Report on Form 10-K of The AES Corporation for the year ended December 31, 1999.

/s/ DELOITTE & TOUCHE LLP


McLean, VA
March 29, 2000